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                                                                  EXHIBIT 10 (h)


                         Pittsford Capital Markets, Inc.
                          17 Tobey Village Office Park
                            Pittsford, New York 14534

                                August ___, 1998


Sel-Drum International, Inc.
501 Amherst Street
Buffalo, New York   14207-2913

Ladies and Gentlemen:

        You have agreed that Pittsford Capital Markets, Inc. ("Pittsford Capital Markets" or "Consultant") may act as a non-exclusive finder or financial consultant for you in various Transactions (as hereinafter defined), in which Sel-Drum International, Inc. (the "Company") may be involved for a period of 12 months from the date of this Agreement unless earlier terminated pursuant to 30 days prior written notice from either party to the other (the "Period").

        1.     DEFINITIONS

               For the purposes of this Agreement:

               (a) A "Transaction" shall mean any transaction or series or combination of transactions involving the Company, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of, or a material interest in any businesses, assets or properties, is sold, purchased, leased or otherwise transferred, including, without limitation, a sale, purchase or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, a restructuring, a recapitalization, a repurchase of capital stock, an extraordinary dividend or distribution (whether cash, property, securities or a combination thereof), a liquidation, the formation of a joint venture or partnership, a minority investment or any other similar transaction.

        2.     SERVICES TO BE RENDERED

               (a) Consultant shall, to the extent reasonably required in the conduct of the business of the Company, place at the disposal of the Company its judgment and experience and, to such extent and at the prior written request of the President of the Company, provide business development and corporate finance services to the Company, including without limitation the following:



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                      (i) evaluation of the Company's managerial and financial
        requirements;

                      (ii) assistance when requested by the Company in recruiting, screening, evaluating and recommending key personnel, directors, accountants, commercial and investment bankers, underwriters, attorneys and other professional consultants;

                      (iii) assistance in the preparation of budgets and business plans;

                      (iv) advice with regard to sales planning and sales activities;

                      (v) advice with regard to stockholder relations and public relations matters; and

                      (vi) evaluation of financial requirements and assistance in financial arrangements.

               (b) In addition to the foregoing, the Company shall appoint and maintain, for a period of 12 months from the date hereof, an observer of the Company's Board of Directors (the "Observer"), designated by Consultant and acceptable to the Company, who shall be invited to attend all meetings of the Board of Directors. The Company shall hold at least four meetings of its Board of Directors per year. The Company shall provide the Observer with the same expense reimbursement and cash allowance in connection with meetings of the Board of Directors as it provides to non-employee directors of the Company.

               (c) Consultant shall use its best efforts in the furnishing of advice and recommendations, and for this purpose Consultant shall at all times maintain or keep and make available qualified personnel or a network of qualified outside professionals for the performance of its obligations under this Agreement. To the extent reasonably practicable, Consultant shall so use its own personnel rather than outside professionals.

               (d) If during the Period, Pittsford Capital Markets provides services in connection with a Transaction, then upon the consummation of that Transaction, the Company will pay Pittsford Capital Markets as a fee the amount provided for in Paragraph 3(c) hereof. As additional services in connection with such transaction, Pittsford Capital Markets shall provide a fairness opinion (to the extent practicable) to the Board of Directors that any such Transaction is fair from a financial point to the Shareholders of the Company.

        3.     PITTSFORD CAPITAL MARKETS' FEE

               (a) Unless earlier terminated pursuant to the first paragraph of this letter, in consideration of Consultant's financial consulting services hereunder as outlined in 1(a) and 1(c) above, the Company shall pay Consultant a consulting fee of $12,000, payable in monthly installments of $1,000 beginning on August 1, 1998. Consultant hereby accepts

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such compensation. In addition, Consultant shall be issued a warrant to purchase
165,500 shares of Common Stock which shall vest in the following denominations and upon rendering the following services:


                      (i) 120,000 shares upon receipt by Sel-Drum of a public relations plan suitable to Sel-Drum; and

                      (ii) 45,500 shares upon the closing of an acquisition.

The warrant shall be exercisable for a two-year period at $.70 per share.

               (b) The amount to be paid by the Company to Pittsford Capital Markets in any case described in Paragraph 2(a) hereof shall be $85,000 per Transaction. Pittsford Capital Markets shall also receive $15,000 for each fairness opinion it may be required to render to the Board of Directors.

               (c) In addition to those fees payable to Pittsford Capital Markets under the provisions of this Agreement, the Company shall reimburse Pittsford Capital Markets for its out-of-pocket and incidental expenses incurred in connection with the performance by Pittsford Capital Markets of its duties under this Agreement. Such reimbursement shall occur promptly as requested and shall include the fees and expenses of Pittsford Capital Markets' legal counsel and those of any advisor retained by Pittsford Capital Markets.

        4.     INDEMNIFICATION

               The Company hereby agrees to indemnify and hold harmless Pittsford Capital Markets, their respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, (collectively, "Indemnified Persons" and individually, and "Indemnified Person") from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including reasonable fees and disbursements of Pittsford Capital Markets and an Indemnified Person's counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company's consent or in conformity with the Company's instructions or the Company's actions or omissions or (B) are otherwise related to or arise out of the performance by Pittsford Capital Markets of duties pursuant to this Agreement, and will reimburse Pittsford Capital Markets and any other Indemnified Person for all reasonable costs and expenses, including fees of Pittsford Capital Markets or an Indemnified Person's counsel, as they are incurred, in connection with investigating, preparing for, or defending any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with Pittsford Capital Markets acting pursuant to this Agreement,

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whether or not Pittsford Capital Markets or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not, however, be responsible for any claims, liabilities, losses, damages, or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted primarily from Pittsford Capital Markets' bad faith or gross negligence. The Company also agrees that neither Pittsford Capital Markets nor any other Indemnified Person shall have any liability to the Company for or in connection with this Agreement except for any such liability for claims, liabilities, losses, damages, or expenses incurred by the Company which are finally judicially determined to have resulted primarily from Pittsford Capital Markets' bad faith or gross negligence. The Company further agrees that the Company will not, without the prior written consent of Pittsford Capital Markets, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not Pittsford Capital
Markets or any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Pittsford Capital Markets and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.

               In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to these provisions but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason (except, with respect to indemnification sought solely pursuant to clause (B) of the first paragraph hereof, for the reasons specified in the second sentence thereof), even though the express provisions hereof provide for indemnification in such case, then the Company, on one hand, and Pittsford Capital Markets, on the other hand, shall contribute to such claim, liability, loss, damage or expense for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on one hand, and Pittsford Capital Markets, on the other hand, in connection with the Transactions contemplated by this Agreement, subject to the limitation that in any event Pittsford Capital Markets' aggregate contribution to all losses, claims, damages, liabilities and expenses to which contribution is available hereunder shall not exceed the amount of fees actually received by Pittsford Capital Markets pursuant to this Agreement.

               The foregoing right to indemnity and contribution shall be in addition to any rights that Pittsford Capital Markets and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of this Agreement.

               It is understood that, in connection with this Agreement, Pittsford Capital Markets may also be engaged to act for the Company in one or more additional capacities, embodied in one or more separate written agreements. This indemnification shall apply to this Agreement, any such additional engagement(s) (whether written or oral) and any modification of this Agreement or such additional engagement(s) and shall remain in full

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force and effect following the completion or termination of this Agreement or such additional engagements.

        5.     CONFIDENTIALITY

               Any advice, either oral or written, provided to the Company by Pittsford Capital Markets hereunder shall not be publicly disclosed or made available to third parties without the prior written consent of Pittsford Capital Markets. In addition, Pittsford Capital Markets may not be otherwise publicly referred to without its prior consent.

        6.     INFORMATION

               In the event Pittsford Capital Markets acts as finder or financial advisor in a transaction, the Company will furnish Pittsford Capital Markets with all information concerning the Transaction which Pittsford Capital Markets reasonably deems appropriate and will provide Pittsford Capital Markets with access to the Company's officers, directors, accountants, counsel and other advisors. The Company represents and warrants to Pittsford Capital Markets that all such information concerning the Company and its affiliates is and will be true and accurate in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstance under which such statements are made. The Company acknowledges and agrees that Pittsford Capital Markets will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company and its affiliates and any prospective acquiror of the Company, its businesses or assets without any independent investigation or verification thereof or independent appraisal by Pittsford Capital Markets of the Company and businesses or assets.


        7.     ADVERTISEMENTS

               Pittsford Capital Markets shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder in the event a transaction is consummated.

        8.     BINDING OBLIGATION

               The Company represents and warrants to Pittsford Capital Markets that Pittsford Capital Markets' engagement hereunder has been duly authorized and approved by the Board of Directors of the Company and that this letter agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.



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        9.     IN GENERAL

               This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State. This Agreement sets forth the entire agreement and understanding between the undersigned with respect to its subject matter and supersedes all prior discussions, agreements and understandings of every kind and nature between them with respect thereto. This Agreement shall inure to the benefit of, and be enforceable against, each of the undersigned and their respective successors and assigns.

        Please sign this letter at the place indicated below, whereupon it will constitute our mutually binding agreement with respect to the matters contained herein.

                                                Very truly yours,

                                                PITTSFORD CAPITAL MARKETS, INC.


                                                By:
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ACCEPTED AND AGREED TO:

SEL-DRUM INTERNATIONAL, INC.


By:
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